CVD Equipment Corporation
                              1860 Smithtown Avenue
                           Ronkonkoma, New York 11779



                                                 August 16, 2007


Mr. Tom Jones
United States Securities and Exchange Commission
Division of Corporate Finance
100 F Street, N.E.
Washington, D.C. 20549

         Re:      CVD Equipment Corporation
                  Registration Statement on Form S-1
                  File No. 333-144336


Dear Mr. Jones:

     CVD Equipment Corporation hereby withdraws its request, sent to the staff on August 15, 2007, that the effectiveness of the above-referenced Registration Statement on Form S-1, as amended, be accelerated to August 16, 2007 at 4:00 p.m. Eastern Time, or as soon as practicable thereafter.

                                     Very truly yours,

                                     CVD Equipment Corporation


                                     By:      /s/ Glen Charles
                                          ------------------------------
                                              Glen Charles
                                              Chief Financial Officer